EXHIBIT 107

Calculation of Filing Fees Table

Form S-8

(Form Type)

Lightbridge Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, $0.001 par value per share	Rule 457(c) and Rule 457(h)	1,150,000 shares (1)	$4.55	$5,232,500	$110.20 per million	$576.62
Total Offering Amounts					$5,232,500		$576.62
Total Fee Offsets							-
Net Fee Due							$576.62

(1)

Represents 1,150,000 common shares reserved for issuance under the Lightbridge Corporation 2020 Omnibus Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”) there are also registered hereunder such indeterminate number of additional shares as may become available for issuance pursuant to the Plan as a result of the antidilution provisions contained therein, including stock splits and other similar transactions.

(2)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 of the Securities Act, based upon the average of the daily high and low prices of shares of the registrant’s common stock on September 27, 2023, as reported on the Nasdaq Capital Market.